Filed Pursuant to Rule 424(b)(3)

Registration No. 333-266748

SUPPLEMENT NO. 1 TO PROSPECTUS SUPPLEMENT DATED APRIL 4, 2023

(to Prospectus dated August 18, 2022)

INSPIRA TECHNOLOGIES OXY B.H.N LTD.

This Supplement No. 1 to Prospectus Supplement, or this Supplement No. 1, amends and supplements the information in the prospectus, dated August 18, 2022, or the Prospectus, to the registration statement on Form F-3 (File No. 333-266748), or the Form F-3, and the prospectus supplement, dated April 4, 2023, or the ATM Prospectus Supplement, of Inspira Technologies Oxy B.H.N Ltd., or “we”, “us” and “our”. This Supplement No. 1 should be read in conjunction with and is qualified in its entirety by reference to the Prospectus and the ATM Prospectus Supplement, except to the extent that the information herein amends or supersedes the information contained therein. This Supplement No. 1 is not complete without and may only be delivered or utilized in connection with the Prospectus and the ATM Prospectus Supplement, and any future amendments or supplements thereto.

We filed the ATM Prospectus Supplement on April 4, 2023, to register the offer and sale of our ordinary shares, from time to time under the terms of a sales agreement, dated April 4, 2023, or the Sales Agreement, that we entered into with Roth Capital Partners, LLC, or Roth. In accordance with the terms of the Sales Agreement and the ATM Prospectus Supplement, we could offer and sell our ordinary shares having an aggregate offering price of up to $5,480,000 at any time and from time to time through or to Roth, as sales agent, in sales deemed to be “at the market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the ATM Program. On October 23, 2023, notice was provided to Roth to terminate the ATM Agreement, effective immediately. As of October 23, 2023, we have sold an aggregate of approximately $26,668 of ordinary shares pursuant to the ATM Program.

As of the date of the filing of the Form F-3, we are subject to the limitations imposed by General Instruction I.B.5. As of the date of this Supplement No. 1, the aggregate market value of our outstanding ordinary shares held by non-affiliates, or our public float, was approximately $13,917,708, based on 9,156,387 outstanding ordinary shares held by non-affiliates and a per share price of $1.52, the closing price of our ordinary shares on September 29, 2023, which is the highest closing sale price of our ordinary shares on The Nasdaq Capital Market within the prior 60 days. We have sold an aggregate of approximately $26,668 of securities pursuant to General Instruction I.B.5. of Form F-3 during the 12-calendar month calendar period that ends on, and includes, the date of this Supplement No. 1 and, as a result, the capacity to sell securities under our Form F-3 Registration Statement pursuant to General Instruction I.B.5. is currently $4,612,568.

The purpose of this Supplement No. 1 is to terminate our continuous offering under the ATM Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement No. 1, the ATM Prospectus Supplement and the Prospectus. Any representation to the contrary is a criminal offense.

Roth Capital Partners, LLC

The date of this prospectus supplement is October 23, 2023